EXHIBIT 99.1

Zomedica Announces First Quarter 2019 Financial Results

ANN ARBOR, Mich., May 10, 2019 (GLOBE NEWSWIRE) -- Zomedica Pharmaceuticals Corp. (NYSE American:ZOM) (TSX-V:ZOM) (“Zomedica” or “Company”), a veterinary diagnostic and pharmaceutical company, today reported consolidated financial results for the first quarter ended March 31, 2019. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

“During the quarter, we continued to advance the development of our unique product pipeline of novel diagnostics and innovative therapeutics,” said Gerald Solensky Jr., Chairman and CEO of Zomedica.

Corporate Highlights

  In January 2019, Zomedica announced the achievement of the product development milestone for ZM-017, our canine cancer liquid biopsy diagnostic platform, by Celsee, Inc. Celsee elected to receive its milestone payment in equity resulting in the issuance to Celsee of an aggregate of 657,894 common shares at an ascribed price of $1.52 (C$2.00).

  In January 2019, the Company announced the appointment of Bonnie Bragdon, DVM, MS, as Vice President of Veterinary Affairs. Dr. Bragdon joins Zomedica with 20 years of combined animal health leadership experience from companies including Merck Animal Health, BonVet Animal Health and Abbott Animal Health.

  In March 2019, Zomedica announced the initiation of enrollment in its pilot efficacy study for ZM-006, a transdermal methimazole formulation for the treatment of chronic hyperthyroidism in cats.  The study is being conducted to evaluate the Company’s formulation and provide data for a future FDA Center for Veterinary Medicine approved pivotal trial.

  In March 2019, Zomedica closed an underwritten public offering of 6,521,740 common shares, at a price to the public of $0.46 per share.  The Company received gross proceeds of $3,000,000 from the offering. H.C. Wainwright acted as sole book-running manager for the offering.

  In March 2019, Qorvo Biotechnologies, LLC achieved two milestones as part of our development and supply agreement of ZM-024, a point-of-care biosensor platform.

Summary First Quarter 2019 Results
Zomedica recorded net loss and comprehensive loss for the three months ended March 31, 2019 of $11,676,908 or $0.12 per share compared to a loss of $2,171,328 or $0.02 per share for the three months ended March 31, 2018.

Research and development expense for the three months ended March 31, 2019 was $7,531,375 compared to $600,341 for the three months ended March 31, 2018, an increase of $6,931,034 or 1,155%.  The increase was primarily due to two milestone payments of $3,000,000 and $2,000,000, accrued pursuant to the achievement of the milestones as part of our development of ZM-024 under our development and supply agreement with Qorvo Biotechnologies, LLC. Milestone payments of $736,841 accrued and paid in common stock pursuant the achievement of milestones as part of our development of ZM-017 under our license and supply agreement with Celsee, Inc., and expensed $150,000 in additional licensing fees from deposits pursuant to the achievement of milestone activities under our license and supply agreement with Celsee, Inc.  During the three months ended March 31, 2018 we expensed $25,000 in licensing fees from deposits pursuant to the achievement of milestone activities under our license and supply agreement with Celsee, Inc.  After adjusting for the licensing fees, research and development expenses increased $1,069,193. This increase is a result of a higher level of third-party expenses relating to the development of our product candidate developments and the addition of full-time employees.  As a result, period over period, contracted outsourced activities increased $985,324, salaries increased $64,489, and consulting expenses increased $22,670. The increase in contracted outsourced activities was largely due to the significant development activities of ZM-024, as evidenced by the achievement of the two milestones previously discussed. We expect that our R&D expenditures in 2019 will be significantly higher than in 2018, due to work related to verification and validation of  ZM-024, ZM-020 and ZM-017, the initiation of pilot and pivotal studies related to our four INADs, as well as  additional diagnostic developments and technologies.

General and administrative expense for the three months ended March 31, 2019 was $3,231,261, compared to $1,160,171 for the three months ended March 31, 2018, an increase of $2,071,090 or 179%. The increase was primarily due to the increase in salaries, bonus and benefits of $2,286,214, which included share-based compensation expense of $2,341,104 as a result of the granting of options to purchase an aggregate of 5,995,000 common shares in January 2019, all of which vested upon the date of grant.  After adjusting for the share-based compensation expense, general and administrative expense decreased $270,014. This decrease was due to the reclassification of rent expense to amortization of right-of-use asset of $127,345, a reduction in travel and accommodation for $64,140 and the net decrease in salaries, bonus and benefits of $54,890. We expect that general and administrative expense will increase in 2019 and future periods as we increase our level of activity.

Professional fees for the three months ended March 31, 2019 were $739,394 compared to $371,947 for the three months ended March 31, 2018, an increase of $367,447 or 99%. The increase was primarily due to increased expenses related to the filing of our S-3 resale registration statement and our S-8 registration statement.

Liquidity and Outstanding Share Capital
Zomedica had cash and cash equivalents of $2,296,731 as of March 31, 2019, compared to $1,940,265 as of December 31, 2018. The increase in cash during the three months ended March 31, 2019 is mainly a result of the cash flows from financing activities, partially offset by cashflows used in operating and investing activities as discussed below.

Net cash used in operating activities for the three months ended March 31, 2019 was $2,581,275, compared to $1,707,794 for the three months ended March 31, 2018, an increase of $873,481 or 51%. The largest uses of cash resulted primarily from an increase in salaries, bonus and benefits as we had 27 employees at March 31, 2019 compared to 21 employees at March 31, 2018. Other uses of cash include costs associated with regulatory costs, insurance and professional fees, and reporting costs associated with being subject to U.S. securities law reporting obligations.

Net cash from financing activities for the three months ended March 31, 2019 was $3,006,828, compared to net cash from financing activities of $1,407,786 for the three months ended March 31, 2018, an increase of $1,599,042 or 114%.  Cash from financing activities resulted primarily from the $3,000,000 public offering of our common shares, and proceeds of $600,000 from the exercise of stock options partially offset by stock issuance costs of $593,172.

Net cash used in investing activities for the three months ended March 31, 2019 was $69,087, compared to $13,219 for the three months ended March 31, 2018, an increase of $55,868 or 423%.  The increase resulted primarily from additional leasehold improvements in Ann Arbor.

As of March 31, 2019, Zomedica had an unlimited number of authorized common shares with 108,038,398 common shares issued and outstanding.

As of May 10, 2019, Zomedica had 108,038,398 common shares issued and outstanding.

As of March 31, 2019 and December 31, 2018, Zomedica had shareholders’ (deficiency) equity of ($1,879,872) and $3,657,000, respectively.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) (TSX-V:ZOM) is a veterinary diagnostic and pharmaceutical and company creating products for companion animals (canine, feline and equine) by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio includes novel diagnostics and innovative therapeutics that emphasize patient health and practice health. With a team that includes clinical veterinary professionals, it is Zomedica’s mission to give veterinarians the opportunity to lower costs, increase productivity, and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory
Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the release.

Except for statements of historical fact, this news release contains certain "forward-looking information" within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and pilot and pivotal studies, uncertainty as to the likelihood and timing of regulatory approvals, availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to future clinical trials, regulatory approvals, safety and efficacy of our products, the use of our product, intellectual property protection and the other risk factors disclosed in our filings with the Securities and Exchange Commission and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts
Shameze Rampertab, CPA, CA
srampertab@zomedica.com
+1 647.283.3630

PCG Advisory Group
Kirin Smith, COO
ksmith@pcgadvisory.com
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www.pcgadvisory.com

Media Contact
Christy Penka
cpenka@zomedica.com
+1 734.369.2555